Exhibit 10.11

September 1, 2011

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the”Agreement”) is effective as of the Effective Date, by and between Immune Pharmaceuticals Ltd., a company organized under the laws of the State of Israel (the”Company”) and the Employee.

WHEREAS,	the Company desires to employ the Employee in the Employment Position and the Employee desires to serve in such capacity on the terms and conditions hereinafter set forth herein; and

WHEREAS,	the Employee represents that it has the requisite skills and knowledge to engage in the Employment Position and fulfill the duties and responsibilities set forth herein.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Definitions

All undefined terms herein shall have the meanings ascribed thereto in Exhibit A hereto, which exhibit constitutes an integral part hereof.

2.	Employment

(a)

The Company agrees to employ the Employee in the Employment Position, and the Employee agrees to be employed by the Company in the Employment Position, reporting to the Supervising Officer, on the terms and conditions hereinafter set forth. The Employee’s duties and responsibilities shall be those duties and responsibilities customarily performed by an employee in the Employment Position and in accordance with the Position Description, as may be updated from time to time by the Company, subject to the prior notice to the Employee.

(b)

During the term of Employment hereunder, the Employee agrees to devote its total attention and time to the business and affairs of the Company as required to discharge the responsibilities assigned to the Employee hereunder.

(c)

The Employee shall perform the Employee’s duties diligently, conscientiously and in furtherance of the Company’s best interests. In the event that the Employee shall discover that it has or might have any direct or indirect personal interest in any of the Company’s business or a conflict of interest with the duties required of the Employee by virtue of the Employee’s employment with the Company, immediately upon such discovery the Employee shall so inform the Board of Directors (the “Board") of the Company in writing.

(d)

The Employee’s duties shall be in the nature of management duties that demand a special level of loyalty and accordingly the Work Hours and Rest Law 1951, including any law amending or replacing such law, shall not apply to this Agreement. The parties hereto confirm that this is a personal services contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any industry custom or practice, or practice of the Company in respect of any of its other employees or contractors. The Employee agrees that the execution and delivery by the Employee of this Agreement and the fulfillment of the terms hereof (i) does not conflict with any agreement or undertaking by which the Employee is bound; and (ii) do not require the consent of any person or entity.

3.	Base Salary

(a)

In consideration for the services provided by the Employee hereunder, the Company shall pay to the Employee the Base Salary, on a monthly basis during the term of this Agreement. All income and other taxes shall be deducted as required by law. The Base Salary will be adjusted from time-to-time in accordance with the Cost of Living Index (“Tosefet Yoker”) and other adjustments as required by law.

(b)	The Base Salary shall be payable monthly in arrears, and shall be paid to the Employee in accordance with Company policy.

Immune Pharmaceuticals Ltd. Confidential

(c)

The Base Salary includes remuneration for working overtime and on days of rest, and the Employee shall not be entitled to any further remuneration or payment whatsoever other than the Base Salary and/or benefits, unless expressly specified in this Agreement. The Employee acknowledges that the Base Salary to which the Employee is entitled pursuant to this Agreement constitutes due consideration to the Employee for overtime and on days of rest.

(d)

It is hereby agreed that Employee’s determining pay for the purpose of severance pay is the Base Salary, and payments and/or benefits and/or bonuses and/or refunds that are not included in the pay, such as a vehicle and/or vehicle equivalent and/or vehicle maintenance, reimbursement of expenses and the like shall not be considered part of Employee’s pay for all respects and purposes.

4.	Employee Benefits

The Employee shall be entitled to the following benefits:

(i)

Sick Leave. The Employee shall be entitled to fully paid sick leave pursuant to the Sick Pay Law, 1976; however sick pay shall be fully paid from the first day of Employee's absence due to illness, subject to the presentation of duly medical certificates.

(ii)

Vacation. The Employee shall be entitled to paid vacation of up to the Annual Vacation Days, in coordination with the Company. Accumulation and redemption of any unused Vacation Days due to Employee pursuant to the Annual Vacation Law -1951 (the "Vacation Law"). shall be subject to the provisions of the Vacation Law. Vacation Days exceeding such number of Vacation Days due to Employee pursuant to the Vacation Law from time to time (the "Excess Vacation Days") may be accumulated by Employee from time to time for use during the next two (2) years, provided. That, in any event, the number of Excess Vacation Days Employee may accumulate shall not exceed twice (x2) the Vacation Days. Accrued Vacation Days shall be redeemed and paid for by the Company only upon termination of Employee's employment, up to the maximum number permitted by law.

(iii)	Annual Recreation Allowance C’Dme 7 Havra’a. The Employee shall be entitled to annual recreation allowance, according to applicable law.

(iv)	Additional Benefits. The Company shall provide the Employee with the Additional Benefits, if any.

5.	Term and Termination

(a)	The term of employment under this Agreement shall commence as of the Commencement Date, and will continue indefinitely unless terminated under any of the following circumstances:

(i)

The Company may terminate the employment of the Employee immediately for Cause. For purposes of this Agreement, the term “Cause” will be defined to include matters such as: (1) conviction of any crime involving moral turpitude or dishonesty; (2) willful refusal to perform the lawful instructions of the Board pertaining to the Employee’s employment under this Agreement provided, however, that if such refusal to perform is susceptible to cure, the Employee shall not have cured such refusal within five days of having been given written notice thereof; (3) any breach of the Employee’s fiduciary duties or duties of care to the Company (except for conduct taken in good faith); and (4) any conduct (other than conduct in good faith) materially detrimental to the Company.

(ii)

The Company may terminate the Employee’s employment with the Company by sending a notice of termination to the Employee, provided that such notice determines a date of termination no earlier than the end of the Notice Period, it being understood that the Company may provide such notice at any time without cause and without the need to state the reason therefore. Alternatively, the Company may terminate the Employee’s employment forthwith and pay the Employee the last paid Base Salary owing to the Employee and other payments required to be paid under law during the Notice Period, and shall also make available to Employee the Company Car during such period.

Immune Pharmaceuticals Ltd. Confidential

(iii)

The Employee may terminate the Employee’s employment with the Company by sending a notice of termination to the Company, provided that such notice determines a date of termination no earlier than the end of the Notice Period, it being understood that the Employee may provide such notice at any time without cause and without the need to state the reason therefore.

(b)

During the Notice Period, the Employee shall (i) cooperate with the Company and use its best efforts to assist the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities, if so requested by the Company, and (ii) continue to receive the compensation set forth herein. At the option of the Company, during the Notice Period the Employee shall continue to perform its duties as set forth herein or remain absent from the premises of the Company.

(c)

If the employment of the Employee is terminated (for any reason) under Sections 5(a) (i) then, unless the parties otherwise mutually agree in writing, in full satisfaction of the Company’s obligations under this Agreement and under applicable law, the Employee shall only be entitled to: (A) earned but unpaid Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; (B) release of the Managers Insurance Policy and/or Pension Fund (unless the circumstances of such termination entitle the Company to retain a portion of the Managers Insurance Policy and/or Pension Fund pursuant to the General Approval (as defined below); (C) release of the Further Education Fund; and (D) a cash payment for all unredeemed vacation days, if any, up to the maximum number permitted by law or the Company’s policy. The Company and Employee agree and acknowledge that transfer of ownership of the severance portion of the Managers Insurance Policy and/or Pension Fund to the Employee as set forth in this Section 5(c) shall be in lieu of any right to receive severance pay under law, according to the General Approval of the Minister of Labor and Welfare, regarding Employers’ Payments to Pension Funds and Insurance Policies in Lieu of Severance Pay in Accordance with Section 14 of the Severance Pay Law 1963, attached hereto as Exhibit B (the “General Approval”). Accordingly, the Company hereby waives any rights to said payments made under such policy, except as set forth in such General Approval.

(d)

In the event of any termination of the Employee’s employment, whether or not for Cause and whatever the reason, the Employee will promptly deliver to the Company all documents, data, records and other information pertaining to the Employee’s employment and any Proprietary Information (as defined in Section 6) and Work Product (as defined in Section 7), and the Employee will not take with it any documents or data, or any reproduction or excerpt of any documents or data, containing or pertaining to the Employee’s employment or any Proprietary Information or Work Product.

6.	Proprietary Information

(a)

The Employee represents and warrants that it will keep the terms and conditions of this Agreement strictly confidential and will not disclose it nor provide a copy of it or any part thereof to any third party unless and to the extent required by applicable law.

(b)

The Employee acknowledges and agrees that it will have access to confidential and proprietary information concerning the business and financial activities of the Company and information and technology regarding the Company’s product research and development, including without limitation, the Company’s banking, investments, investors, properties, employees, marketing plans, customers, suppliers, trade secrets, and test results, processes, data and know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary, written, oral or computer generated, shall be deemed to be and referred to as “Proprietary Information”.

(c)

Proprietary Information shall exclude information that (i) was known to the Employee prior to its association with the Company and can be so proven; (ii) shall have appeared in any printed publication or patent or shall have become a part of the public knowledge except as a result of a breach of this Agreement by the Employee; (iii) shall have been received by the Employee from a third party having no obligation to the Company, (iv) reflects general skills and experience gained during the Employee’s engagement by the Company, or (v) reflects information and data generally known within the industries in which the Company transacts business.

Immune Pharmaceuticals Ltd. Confidential

(d)

The Employee agrees and declares that all Proprietary Information, patents and other rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during his or her engagement by the Company and after its termination, the Employee will keep in confidence and trust all Proprietary Information, and the Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing the Employee’s duties hereunder and in the best interests of the Company.

(e)

The Employee recognizes that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Such information shall be deemed “Proprietary Information” for all purposes hereunder, and shall, without limitation of the foregoing, be returned to the Company upon termination of the Employee’s employment with the Company pursuant to Section 5(f) hereof.

(f)	The Employee’s undertakings in this Section 6 shall remain in full force and effect after termination of this Agreement or any renewal thereof.

7.	Inventions

(a)

The Employee understands that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of his employment with the Company, the Employee is expected to make new contributions to, and create inventions of value for, the Company. The Employee agrees to share with the Company all the Employee’s knowledge and experience, provided however that the Employee shall not disclose to the Company, or use for the advancement of the business of the Company, any information which the Employee has undertaken to third parties to keep confidential or in which third parties have any rights.

(b)

The Employee acknowledges that all Work Product (as defined below) is “work made for hire”, will be the sole and exclusive property of the Company and the Employee will not have any right or title therein whatsoever.

(c)

“Work Product” shall include all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, customer lists, computer software programs, databases, materials, mask works and trade secrets created, in whole or in part, by the Employee during the Employee’s employment with the Company, or developed using equipment, supplies, facilities or trade secrets of the Company, or resulted from work performed by or for the Company, or related to the Company’s business or current or anticipated research and development, whether or not copyrightable or otherwise protectable according to law.

(d)

To the extent not owned exclusively by the Company, the Employee hereby irrevocably transfers and assigns to the Company all the Employee’s right, title and interest now and hereafter acquired in and to all Work Product (and all proprietary rights with respect thereto) and, when not otherwise assignable herein, agrees to assign in the future to the Company, all the Employee’s right, title and interest in and to any and all such Work Product (and all proprietary rights with respect thereto), and further undertakes to execute all necessary documentation and take all further action as may be required in order to perform such assignment. The Employee will promptly disclose to the Company fully and in writing all Work Product authored, conceived or reduced to practice by the Employee, either alone or jointly with others.

(e)

The Employee hereby forever waives and agrees never to assert any rights of paternity or integrity, any right to claim authorship of any Work Product, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to any Work Product, whether or not such would be prejudicial to his or her honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, even after termination of the Employee’s work on behalf of the Company. However, Company shall consider giving appropriate recognition to each employee, for the Employee’s contribution to the creation of any Work Product.

Immune Pharmaceuticals Ltd. Confidential

(f)

All trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Prior Inventions”), if any, patented or unpatented, which the Employee made prior to the commencement of the Employee’s employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, a complete list of all Prior Inventions that the Employee has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of the Employee’s employment with the Company, that the Employee considers to be its property or the property of third parties and that the Employee wishes to have excluded from the scope of this Agreement is included in the definition of Prior Inventions in Exhibit A hereto. If disclosure of any such Prior Invention would cause the Employee to violate any prior confidentiality agreement, the Employee shall only disclose a cursory name for each such invention, a listing of the party (ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If no such disclosure is attached, the Employee represents that there are no Prior Inventions. If, in the course of the Employee’s employment with the Company, the Employee incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, fully paid up, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have made, modify, use, sell and commercialize such Prior Invention. Notwithstanding the foregoing, the Employee agrees that he will not incorporate, or permit to be incorporated, Prior Inventions in any inventions of the Company without the Company's prior written consent.

(g)

The Employee agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company’s Work Product in any and all countries. The Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. The Employee’s obligations under this Section 7(g) will continue beyond the termination of employment with the Company. The Employee hereby irrevocably appoints any of the Company’s officers as the Employee’s attorney-in-fact to execute documents on the Employee’s behalf for this purpose.

(h)

Without limitation of any of the other provisions of this Agreement, Employee irrevocably confirms that the consideration explicitly set forth in this Agreement is in lieu of any rights for compensation that may arise in connection with any Work Product under applicable law and waives any right to claim royalties or other consideration with respect to any Work Product, including under Section 134 of the Israeli Patent Law - 1967.

8.	Non-Competition

(a)

The Employee agrees and undertakes that, for as long as the Employee is employed by the Company and for the Non Compete Period, the Employee shall not become financially interested in, be employed by, or have any business connection with, any business or venture that is engaged in any activities competing with products or services offered by the Company, directly or indirectly, as owner, partner, joint venturer, shareholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever; provided, however, that the Employee may own securities of any corporation which is engaged in such business and is publicly owned and traded, but in an amount not to exceed at any one time one percent of any class of shares or securities of such company, so long as it has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

(b)

The Employee agrees and undertakes that during the period of its employment with the Company and for the Non Compete Period thereafter the Employee will not (i) employ or retain any person employed or retained by the Company on the date of the Employee’s termination or during the preceding twelve months, directly or indirectly, including personally or in any business in which he or she is an officer, director or shareholder; (ii) solicit, canvass or approach or endeavor to solicit, canvass or approach any person or entity who was provided with services by the Company or its subsidiaries on the date of the Employee’s termination or during the preceding six months, for the purpose of offering services or products which compete with the services or products supplied by the Company.

Immune Pharmaceuticals Ltd. Confidential

(c)	If any one or more of the terms contained in this Section 8 shall, for any reason, be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

(d)	The Employee declares that it is aware that the Base Salary includes special consideration paid to the Employee for the Employee’s undertakings set out in this Section 8.

9.	Notice

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other, except that notice of change of address shall be effective only upon receipt. The initial addresses of the parties for purposes of this Agreement shall be as follows:

The Company:	Immune Pharmaceuticals Ltd. 15 Abba Even Blvd., POB 12106 Herzelia 46733, Israel

The Employee:	As set forth in Exhibit A

10.	Miscellaneous

(a)

The Company shall be entitled to set-off any amount owed to the Company by the Employee under the terms and provisions of this Agreement from any amount owed by the Company to the Employee under the terms and provisions of this Agreement or from any other source whatsoever.

(b)

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules with respect to conflicts-of-law.

(d)	The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(e)

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including the Services Agreement executed between the parties dated December 13, 2010, as amended. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement.

(f)	This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. This Agreement may be freely assigned by the Company.

Immune Pharmaceuticals Ltd. Confidential

(g)	Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his or her beneficiaries or legal representatives.

(h)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(i)	Exhibit C attached hereto shall be deemed a Notice as defined in the Notice to Employee Law (Terms of Employment), 5762-2002.

Immune Pharmaceuticals Ltd. Confidential

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed by its duly authorized officer and the Employee has executed this Agreement as of the day and year first above written.

Immune Pharmaceuticals Ltd. Confidential

EXHIBIT A

IMMUNE PHARMACEUTICALS LTD. EMPLOYMENT AGREEMENT

TERM USED IN THE AGREEMENT	EXPLANATION	DETAILS
EFFECTIVE DATE	Date the agreement is signed	September 1,2011
EMPLOYEE	Name of employee:	Name: Daniel Teper
	ID number of employee: Address of employee:	ID: Address:
EMPLOYMENT POSITION	Position the employee will hold in the company	Chief Executive Officer
POSITION DESCRIPTION	A detailed description of the position the employee will hold in the company	Chief Executive Officer
SUPERVISING OFFICER	The person or body to whom the employee will report, e.g. CEO or the Board	Board of Directors
COMMENCEMENT DATE	The date the employee starts his employment with the company	September 1,2011
BASE SALARY	The base monthly salary paid to the employee, before taxes and payments are deducted

NIS 38,000

Upon liquidation or deemed liquidation of the Company the Base Salary shall be reviewed by the Board according to the company performance

Any amounts paid to the Employee on account of his service agreement from the Commencement Date shall be deemed paid under this agreement, and the balance of any payment that has not been made shall be paid to the Employee before December 31, 2012.

ANNUAL VACATION DAYS	Number of vacation days per year to which employee is entitled	24 days
ANNUAL RECREATION DAYS	Number of recreation allowance days per year to which employees is entitled	According to applicable law
NOTICE PERIOD	Number of days’ notice to be given for termination of Employment by Employee or Company	Termination by Employee - 6 months Termination by Employer- 12months

Immune Pharmaceuticals Ltd. Confidential

NON COMPETE PERIOD	Period after termination of Employment in which Employee may not compete with the Company or solicit employees	12 months
PRIOR INVENTIONS	Inventions made by the Employee which he/ she requests to exclude from the employment agreement	None
ADDITIONAL BENEFITS
EXPENSE REIMBURSEMENTS

According to the Company expense reimbursement policy, the Employee shall be entitled to receive prompt reimbursement of all direct expenses (“Expense Reimbursements”) properly and necessarily incurred by the Employee in connection with the performance of the Employee’s duties hereunder;

MANAGERS INSURANCE POLICY (“Bituach Menahalim”) AND PENSION FUND (Keren Pensya”)

The Company shall effect a Manager's Insurance Policy in the name of the Employee, and shall pay a sum of up to 15.83% of the Base Salary towards such Policy, of which 8.33% will be on account of severance pay, 5% on account of pension fund payments and up to a further 2.5% on account of disability pension payments. The Company shall deduct 5% from the Base Salary to be paid on behalf of the Employee towards such Policy.

Alternatively, and at the choice of the Employee, the Company shall effect a Pension Fund in the name of the Employee, and shall pay a sum of up to 16.83% of the Base Salary towards such Fund, of which 8.33% will be on account of severance pay, 6% on account of pension fund payments and up to a further 2.5% on account of disability pension payments. The Company shall deduct 5.5% from the Base Salary to be paid on behalf of the Employee towards such Fund.

The Employee may extend an existing policy and/or fund and incorporate it into the Policy and/or Fund at his discretion.

FURTHER EDUCATION FUND (Keren Hishtalmut”)

The Company and the Employee shall maintain an advanced study fund (Keren Hishtalmut Fund). The Company shall contribute to such Fund an amount equal to 7.5% of the Base Salary, and the Employee shall contribute to such fund an amount equal to 2.5% of the Base Salary. The Employee hereby instructs the Company to transfer to such fund the amount of the Employee’s and the Company’s contribution from each monthly Base Salary payment.

COMPANY MOBILE PHONE

The Company shall provide Employee with a cellular telephone (the "Company Phone"), and shall bear the costs and expenses associated with the use of the Company Phone for the fulfillment of his duties hereunder, provided that Company rules and procedures in respect thereof are observed. The Employee undertakes to use the cellular phone in accordance with Company’s procedures.

The Employee shall bear any and all taxes applicable to him in connection with the Company Phone and the use thereof, in accordance with income tax regulations applicable thereunder.

Immune Pharmaceuticals Ltd. Confidential

COMPANY CAR

The Company shall make available to Employee a leased Company car (the "Company Car"). The Company Car shall be of a "level 3" type car as available to the Company pursuant to its respective lease agreement(s) from time to time.

The Company Car shall be placed with Employee for his business and reasonable personal use and for the use of his immediate family members, in accordance with the Company's respective lease agreement(s) from time to time. Employee shall take good care of the Company Car and ensure that the provisions of the insurance policy, the lease agreement and the Company's rules relating to the Company Car are strictly, lawfully and carefully observed.

Subject to applicable law, the Company shall bear all fixed and ongoing expenses relating to the Company Car and to the use and maintenance thereof, excluding fines and expenses (“including legal expenses) incurred in connection with violations of law or the insurance policy, which shall be borne and paid solely by Employee. In addition, Employee shall bear the cost of any deductible amount charged from the Company for damages caused to the Company Car in connection of its use contrary to the insurance policy or in connection with violations of law. Employee shall indemnify and/or reimburse the Company, upon its first demand, for all charges paid and expenses incurred by it in connection with any of the above.

Employee shall bear the taxes applicable to it in connection with the Company Car and the use thereof, in accordance with applicable income tax regulations.

PRIVATE MEDICAL INSURANCE

Subject to the rules and eligibility requirements from time to time in force and to the Employee’s health not being such as to prevent the Company from being able to obtain cover on reasonable terms, the Employee will be entitled to participate in such private medical insurance scheme as the Company may operate from time to time, which provides cover for Employee and his family in the State of Israel and countries that the Employee is travelling. Cover under such scheme will be provided for the Employee, the Employee’s spouse and the Employee’s unmarried dependent children under the age of 18.

The Employee agrees that if he refuses or declines insurance cover in relation to any benefit referred to above, neither the Company nor any of its affiliates shall have any obligation to provide the benefit on a self-insured basis.

Employee shall bear the taxes applicable to him in connection with the private medical insurance, in accordance with applicable income tax regulations.

INCENTIVE PLAN

Subject to the approval of the Company's Board and the Company's Shareholders, the Company will grant the Employee an option to purchase Ordinary Shares of the Company, par value NIS 0.10 each (the “Shares”), which shall be granted pursuant to the terms and conditions of the Company's Employee Share Option Plan (the “ESOP”). and subiect to the execution of an option agreement thereunder (the “Option”).

The term of the Option shall be for 10 years. Subject to the approval of the Board, if the employment of Employee is terminated, other than for Cause, then upon such termination, all of the outstanding Shares underlying the Option held by Employee and which have not yet vested shall be accelerated and become immediately fully vested and exercisable in full.

Registration Rights. Emplovee shall have the right to unlimited piggyback registrations with respect to the Shares (as to offerings for the account of the Company (including the IPO) or any other party subject to reasonable underwriter cutbacks applied in a non- discriminatory manner to all officers and consultants of the Company), commencing 6 months after the closing of an IPO or a merger with another publicly traded entity. For the purpose of this Section, "IPO" shall mean a public offering by the Company of its shares.

Immune Pharmaceuticals Ltd. Confidential

ANNUAL BONUS

At the end of each calendar year, the Company's Board shall grant the Emoloyee with an annual Bonus (the "Bonus"). The Bonus shall be in an amount equal to 50% of the Base Salary and shall be based 50% on the successful achievement of personal objectives by Employee and on Employee's overall performance of his duties and obligations, as determined by the Board and 50% on general corporate performance of the Company.

Immune Pharmaceuticals Ltd. Confidential

[Signature Employment Agreement - Exhibit A]

The company:	Employee:

/s/ Serge Goldner	/s/ Daniel Tepper
Immune Pharmaceuticals Ltd.	Signature
By: Serge Goldner Title: CFO	Name of Employee: Daniel Tepper

 Immune Pharmaceuticals Ltd. Confidential